State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Amendment, filed on September 2, 2020, effective October 2, 2020, to Articles of Incorporation for MEDTAINER, INC. which changed its name to ADVANCED CONTAINER TECHNOLOGIES, INC., a Florida corporation, as shown by the records of this office.

The document number of this corporation is P97000076929.

Given under my hand and the
Great Seal of the State of Florida
at Tallahassee, the Capital, this the
Fourth day of September, 2020

Laurel M. Lee
Laurel M. Lee
Secretary of State

CR2E022 (01-11)

2020 SEP -2 PM 3:24

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

MEDTAINER, INC.

MEDTAINER, INC., a Florida corporation (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is **MEDTAINER, INC.** and its Document Number is P97000076929.
2. Pursuant to the provisions of section 607.1006 of the Florida Business Corporation Act, the Corporation adopts the following amendments to its Articles of Incorporation:

   a. Article I of the Articles of Incorporation shall be amended to read as follows:

ARTICLE I

Corporate Name and Principal Office

Effective at 5:00 p.m., Tallahassee time, on October 2, 2020 (the "Effective Time"), the name of the Corporation shall be changed to **ADVANCED CONTAINER TECHNOLOGIES, INC.** and its principal office and mailing address shall continue to be 1620 Commerce St., Corona, CA 92880.

   b. Article IV of the Articles of Incorporation is amended to read as follows:

ARTICLE IV
Capital Stock

The Corporation is authorized to issue one hundred million (100,000,000) shares of common stock, par value $0.00001 per share, and ten million (10,000,000) shares of preferred stock, without par value.

The Corporation is authorized to issue one hundred million (100,000,000) shares of common stock, par value $0.00001 per share, and ten million (10,000,000) shares of preferred stock, without par value.

Common Stock

Each share of issued and outstanding common stock shall entitle the holder thereof to one vote on each matter with respect to which shareholders have the right to vote, to fully participate in all shareholder meetings, and to share ratably in the net assets of the corporation upon liquidation or dissolution, but each such share shall be subject to the rights and preferences of the Preferred Stock as hereinafter set forth.

At 5:00 p.m., Tallahassee time (the "Effective Time"), each fifty-nine (59) shares of the Corporation's common stock issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.00001 per share, without any further action by the Corporation or the holder thereof (the "Reverse Stock Split"). Any fractional share to which a shareholder may be entitled by virtue of the Reverse Stock Split shall be rounded up to the next whole share. Each certificate that immediately prior to the Effective Time represented

shares of common stock (an "Old Certificate"), shall thereafter represent the number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined at the Effective Time, subject to the rounding up of fractional shares as described above. In the event that FINRA shall not have processed a Company-Related Action Notification Form relating to the Reverse Split by the Effective Time, the Reverse Split shall not occur and Article IV shall be interpreted and construed as if this paragraph were never a part thereof.

Preferred Stock

The preferred stock may be issued in one or more series. The board of directors may determine, in whole or part, the preferences, limitations, and relative rights (within the limits set forth in §607.0601 of the Florida Business Corporation Act) of each such series in the manner provided by the Florida Business Corporation Act. Such preferences, limitations, and relative rights may include, without limitation: (a) the annual rate of dividends payable and the date from which such dividends shall accrue; (b) the amount payable upon a redemption and the manner in which shares may be redeemed; (c) the amount payable upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation; (d) the provisions of any sinking fund; (e) the terms and rates of conversion or exchange, if the shares of such series are convertible or exchangeable; and (f) the voting rights, if any, of the individual shares of such series and of such series as a whole.

3. The amendment was adopted and approved by the shareholders in accordance with the provisions of §607.1003 of the Florida Business Corporation Act on September 1, 2020. The number of votes cast for the amendment by the shareholders was sufficient for approval.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed this first day of September 2020.

MEDTAINER, INC.

By: ______________________

Douglas P. Heldoorn
Chief Executive Officer